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                                                                         This Prospectus Supplement is
                                                                         filed pursuant to Rule 424(b)(2)
                                                                         under Registration Statement
                                                                         Nos. 333-46527 and 333-46527-01

PROSPECTUS SUPPLEMENT dated                                              Pricing Supplement No. 3
May 28, 1998 to PROSPECTUS
dated February 26, 1998 and PROSPECTUS
SUPPLEMENT dated March 4, 1998.

                              TEXACO CAPITAL INC.
                                  SERIES 1998
                               MEDIUM-TERM NOTES
                                 Guaranteed by
                                  Texaco Inc.

                Notes Due More Than 9 Months From Date of Issue


Principal Amount:          $25,000,000.00    Maturity Date:              June 17, 2005
Specified Currency:        U.S. Dollar       Extendible:                 No
Fixed Rate Note:           Yes               Final Maturity Date:        N/A
     Interest Rate:        6.125%            Issue Price:                100.000%
                                             Record Dates:               Dec. 2 and June 2
                                             Interest Payment Dates:     Dec. 17 and June 17
                                             Original Issue Date:        6/17/98
                                             Book-Entry Note:            Yes
                                             Certificated Note:          No
                                             Redemption Provisions:      The Note may not be redeemed
                                                                         before 6/17/99. On or after that date,
                                                                         the Note may be redeemed, in whole
                                                                         at par, on the 17th of every December
Zero-Coupon Note:               No                                       and June up to , but not including, the
                                                                         maturity date at the option of Texaco
Floating Rate Note:             No                                       Inc. on not less than 10 days nor more
  Base Rate:                    N/A                                      than 60 days notice, at 100% of its
  - CD Rate:                    N/A                                      principal amount, together with
  - Commercial Paper Rate:      N/A                                      accrued interest to the date fixed
  - Federal Funds Rate:         N/A                                      for redemption.
  - LIBOR:                      N/A
  - Treasury Rate:              N/A

  - Other:                      N/A             Repayment Provisions:    No
  Initial Interest Rate:        N/A             Currency Indexed Note:   No
  Interest Reset Period:        N/A             - Denominated Currency:  N/A
  Interest Reset Dates:         N/A             - Indexed Currency:      N/A
  Interest Determination Dates: N/A             - Face Amount:           N/A
  Interest Payment Period:      N/A             - Base Exchange Rate:    N/A
  Interest Payment Dates:       N/A             - Calculation Agent:     N/A
  Index Maturity:               N/A             - Reference Dealer:      N/A
  Maximum Interest Rate:        N/A             Commodity Indexed Notes: No
  Minimum Interest Rate:        N/A             Other Terms:             No
  Spread:                       N/A
  Spread Multiplier:            N/A
  Issuer Able to Change Spread
    or Spread Multiplier:       N/A

                                                SalomonSmithBarney
                                                ------------------
                                                Name of Agent
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